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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                       Year Ended 30 September
                                                      ---------------------------------------------------------
                                                      1992         1993         1994         1995          1996
                                                      ----         ----         ----         ----          ----
EARNINGS:                                                               (Millions of dollars)
Income before extraordinary item and
 the cumulative effect of accounting
   changes:                                           $277         $201         $234         $368          $416

Add (deduct):
   Provision for income taxes                          131          103           95          186           196

   Fixed charges, excluding capitalized interest       133          127          127          148           184

   Capitalized interest amortized during
     the period                                          8            8            8            9             9

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates          (13)          (8)          (3)         (25)          (41)
                                                      ----         ----         ----         ----          ----
     Earnings, as adjusted                            $536         $431         $461         $686          $764
                                                      ====         ====         ====         ====          ====
FIXED CHARGES:

Interest on indebtedness, including
 capital lease obligations                            $125         $118         $118         $139          $172

Capitalized interest                                     4            6           10           18            20

Amortization of debt discount premium and expense        1            1            1           --             1

Portion of rents under operating leases
   representative of the interest factor                 7            8            8            9            11
                                                      ----         ----         ----         ----          ----
     Fixed charges                                    $137         $133         $137         $166          $204
                                                      ====         ====         ====         ====          ====
RATIO OF EARNINGS TO FIXED CHARGES:                    3.9          3.2          3.4          4.1           3.7
                                                      ====         ====         ====         ====          ====